EXECUTION COPY
THIRD AMENDMENT
     THIRD AMENDMENT dated as of June 4, 2007 (this “Amendment”), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the lenders party to the Credit Agreement (as defined below) (collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”), CITIBANK, N.A., successor by merger to Citibank, FSB, as Syndication Agent (the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK TRUST COMPANY AMERICAS and ROYAL BANK OF CANADA, as Co-Documentation Agents (the “Co-Documentation Agents”).
     PRELIMINARY STATEMENTS:
(1)	The Borrower, the Existing Lenders, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents have entered into a Credit Agreement, dated as of December 22, 2005 (the “Original Agreement”), as amended by that certain First Amendment, dated as of February 15, 2006 (the “First Amendment”) and that certain Second Amendment, dated as of February 23, 2007 (the “Second Amendment”). The Original Agreement, as amended by the First Amendment and the Second Amendment, is referred to in this Amendment as the “Credit Agreement”, and the Credit Agreement, as amended by, and together with this Amendment, and as may be further amended, supplemented or otherwise modified from time to time, is referred to herein as the “Amended Agreement”. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Credit Agreement.

(2)	The Borrower has requested the Lenders amend the Credit Agreement as set forth below.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     SECTION 1.01. Amendments to Section 1.01.
     (a) The definition of “Call Option” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “Call Option” means one or more call option transactions between Borrower and one or more investment grade financial institution(s) giving Borrower the right to receive upon exercise a number of its own issued and outstanding capital stock and/or receive cash (in whole or in part) in an amount that is intended to be substantially equivalent to the number of shares of capital stock deliverable to holders of the related series of 2007 Convertible Notes or value of such number of shares, as applicable, above the conversion price pursuant to the terms of the 2007 Convertible Note Indenture.

     (b) The following proviso is hereby added to the end of the definition of “Consolidated Funded Indebtedness” set forth in Section 1.01 of the Credit Agreement:
“provided; however, that for the purposes of Section 7.17(a) and (b) only (i) until the maturity of the Convertible Notes, Consolidated Funded Indebtedness shall be calculated net of up to $120 million of available, unrestricted cash as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries delivered pursuant to Section 6.01(a) and (b), and (ii) thereafter, Consolidated Funded Indebtedness shall be calculated net of available, unrestricted cash as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries delivered pursuant to Section 6.01(a) and (b) in excess of $40 million.”
     (b) The definition of “Consolidated Senior Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
     (c) The definition of “Convertible Note Issue” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Convertible Note Issue” means an issuance of Indebtedness or Equity Interests (other than the Convertible Notes) pursuant to Section 7.03(f), (h), (k) or (l) that is convertible into Qualified Equity Interests.
     (d) The definition of “Permitted Acquisitions” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (h)(2) in its entirety and replacing it with the following:
     “(2) there will be Loans outstanding, the aggregate consideration (including cash and non-cash consideration) for each Acquisition (or a series of related Acquisitions) is less than or equal to (A) $200 million if the Borrower’s Consolidated Senior Secured Leverage Ratio is less than 2.00 to 1.00 or (B) $100 million if the Borrower’s Consolidated Senior Secured Leverage Ratio is greater than or equal to 2.00 to 1.00;”
     (e) The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
     “Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness less (i) the outstanding principal amount of the Convertible Notes and all Indebtedness that is expressly subordinated to such person’s indebtedness, obligations and liabilities to the Lenders under the Loan Documents in form and substance reasonably acceptable to the Administrative Agent as of such date and (ii) all senior unsecured Indebtedness of the Borrower and its Consolidated Subsidiaries that is not subordinated to the Obligations as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended.

     “2007 3-Year Convertible Notes” means those 2007 Convertible Notes maturing (or having their earliest optional call or put date of) approximately three years from the date of issuance, and any securities issued in exchange therefore in accordance with this Agreement; provided, that, in no event will the principal amount of the 2007 3-Year Convertible Notes exceed $200 million.
     “2007 Convertible Note Indenture” means, collectively, one or more Indentures to be entered into between the Borrower and a qualified trust company for the issuance of the 2007 Convertible Notes.
     “2007 Convertible Notes” means those certain Convertible Senior Unsecured Notes, which may be issued in one or more series, to be issued by the Borrower on or before June 11, 2007 in the principal amount of up to $360 million, pursuant to the 2007 Convertible Note Indenture, and any securities issued in exchange therefore in accordance with this Agreement, and which are pari passu in right of payment to the Obligations.
     “2007 3-Year Convertible Notes Maintenance Period” means the period beginning on the date that is three months prior to the earlier of (i) the maturity date and (ii) the first optional call or put date of the 2007 3-Year Convertible Notes, in each case to and including the date the 2007 3-Year Convertible Notes are repaid, redeemed or repurchased in full, as applicable.
     “Warrant Agreements” means one or more call option transactions entered into in connection with the 2007 Convertible Notes between the Borrower and one or more investment grade financial institutions pursuant to which Borrower is obligated to deliver to any such financial institution upon exercise a number of shares of Qualified Equity Interests of Borrower on a “net-share settlement” basis.
     SECTION 1.02. Amendments to Section 1.03. Section 1.03(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
          “(c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Pricing Ratio for any Reference Period during which a Acquisition or Disposition shall have occurred shall each be made on a Pro Forma Basis for purposes of making the following determinations:
     (i) determining the applicable pricing level under the definition of “Applicable Rate”;
     (ii) determining compliance with the Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by subsection (iii) of this Section 1.03(c)); and
     (iii) determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Event of Default will result from the consummation thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition.”

     SECTION 1.03. Amendments to Section 7.03.
     (a) Section 7.03(h) of the Credit Agreement is hereby amended by deleting the amount “$50 million” in the sixth line thereof and replacing it with “$25 million”.
     (b) Section 7.03 of the Credit Agreement is hereby amended by deleting the word “and” from the end of Section 7.03(j) thereof.
     (c) Section 7.03(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(k) Indebtedness representing a refinancing, refunding, renewal or extension of Indebtedness (x) permitted by clause (b), (f) or (j) above or clause (l) below; provided, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, (iii) with respect to the Convertible Notes, the 2007 Convertible Notes and any subordinated debt incurred pursuant to Section 7.03(f) or (j), the maturity date is no earlier than three (3) months after the Maturity Date, and (iv) with respect to any Indebtedness incurred pursuant to Section 7.03(f) above as long as the conditions to the incurrence thereof as set forth in clause (f) remain true and correct at the time of and after giving effect to such refinancing, renewal or extension, and (y) permitted by clause (h) above, as long as the conditions to the incurrence thereof remain true and correct at the time of and after giving effect to such refinancing, renewal or extension; and”
     (d) The following new section is hereby added at the end of Section 7.03 of the Credit Agreement:
     “(l) Indebtedness arising under and evidenced by the 2007 Convertible Notes and the 2007 Convertible Note Indenture, each containing the terms set forth on the summary term sheet attached hereto as Exhibit L.”
     SECTION 1.04. Amendments to Section 7.04. Section 7.04(a) of the Credit Agreement is hereby amended by (a) deleting the word “and” from the end of subsection (vii) thereof, (b) deleting the period from the end of subsection (viii) thereof and replacing it with a semicolon and (c) adding the following new subsections immediately following subsection (viii):

     “(ix) any Foreign Subsidiary may merge or consolidate into any other Foreign Subsidiary; and
     (x) any Subsidiary of the Borrower may transfer a Foreign Subsidiary to any other Subsidiary of the Borrower.”
     SECTION 1.05. Amendments to Section 7.06.
     (a) Section 7.06(c) of the Credit Agreement is hereby amended by (i) deleting the word “repay” in the first line thereof and replacing it with the words “repurchase, redeem or repay” and (ii) inserting the words “redemption, repurchase or” immediately after the word “proposed” in the eighth line thereof.
     (b) Section 7.06(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(d) the Borrower may at any time, and from time to time after the Closing Date, make Restricted Payments if, after giving effect to such Restricted Payment, (x) there will be no Loans outstanding or (y) there will be Loans outstanding (i) Restricted Payments that do not exceed $50 million in any fiscal year if, at the time of such Restricted Payment, the Borrower’s Consolidated Senior Secured Leverage Ratio is greater than or equal to 2.00 to 1.00 and (ii) Restricted Payments that do not exceed $100 million in any fiscal year if, at the time of such Restricted Payment, the Borrower’s Consolidated Senior Secured Leverage Ratio is less than 2.00 to 1.00; provided, that, it is understood (A) that this Section 7.06(d) does not apply to payments made in respect of the Convertible Notes or the 2007 3-Year Convertible Notes, which are governed by the terms of Section 7.06(c) above and Section 7.06(k) below, respectively and (B) that the Borrower may make Restricted Payments in the form of (1) the repurchase, redemption or retirement of any outstanding Equity Interest of the Borrower with the proceeds of subordinated indebtedness, the issuance of which is permitted pursuant to Section 7.03(f), (2) the repurchase, redemption or retirement of any outstanding Equity Interest of the Borrower with up to $125 million of the proceeds of the 2007 Convertible Notes, (3) the withholding, repurchase, redemption or retirement of any restricted Qualified Equity Interests issued to employees and consultants of the Loan Parties, pursuant to the Borrower’s equity incentive plans approved by the Borrower’s Board of Directors and withheld by the Borrower to satisfy tax obligations of such employees and/or consultants at the time the forfeiture and transferability restrictions cease, and (4) a purchase of a Call Option in connection with the issuance of Indebtedness permitted pursuant to Section 7.03(f), (h), (k) or (l), and in the case of each of clauses (1), (2), (3) and (4) above, without regard to, and without decreasing the availability of, the baskets set forth in clauses (y)(i) and (y)(ii) above;”
     (c) Section 7.06(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

     “(e) the Borrower may issue or sell (x) Qualified Equity Interests so long as such issuance or sale does not result in a Change of Control and (y) other Equity Interests to the extent permitted by Section 7.03(f), (h), (k) or (l);”
     (d) Section 7.06(g) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(g) the Borrower may repurchase or refinance (x) its outstanding Equity Interests out of the proceeds of a substantially concurrent issue of, or an exchange for, Qualified Equity Interests and (y) Equity Interests or Indebtedness issued pursuant to Section 7.03(f), (k) or (l) with the proceeds of the issuance of Qualified Equity Interests or other Indebtedness permitted by Section 7.03 (and which complies with the terms of Section 7.03(k));”
     (e) Section 7.06(i) of the Credit Agreement is hereby amended by deleting the word “and” from the end thereof.
     (f) Section 7.06(j) of the Credit Agreement is hereby amended by deleting the period from the end thereof and replacing it with a semicolon.
     (g) The following new sections are hereby added at the end of Section 7.06 of the Credit Agreement:
     “(k) the Borrower may repurchase, redeem or repay the 2007 3-Year Convertible Notes if either (i) after giving pro forma effect to the repayment of the 2007 3-Year Convertible Notes on a Pro Forma Basis, the Consolidated Total Leverage Ratio is less than 3.50 to 1.00, or (ii) (A) in the event the 2007 3-Year Convertible Notes remain outstanding on the first day of the 2007 3-Year Convertible Notes Maintenance Period, then the Borrower maintains Liquidity of at least $40 million plus the aggregate principal amount of the 2007 3-Year Convertible Notes issued by the Borrower at all times during the 2007 3-Year Convertible Notes Maintenance Period and (B) after giving effect to any proposed repurchase, redemption or repayment of the 2007 3-Year Convertible Notes, irrespective of when paid, the Borrower has Liquidity of at least $40 million; and
     (l) the Borrower may make cash payments in lieu of issuing fractional shares in connection with a conversion of a Convertible Note Issue.”
     SECTION 1.06. Amendments to Section 7.07.
     (a) Section 7.07(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(a) After the issuance thereof, amend or modify (or permit the amendment or modification of (including any waivers of)), the terms of the 2007 Convertible Notes or any subordinated Indebtedness (including the Convertible Notes and any Indebtedness issued pursuant to the terms of Section 7.03(f)) in a manner adverse to the interests of the Lenders (including, without limitation, specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto or granting collateral as security therefor); provided, however, the Convertible Notes may be amended to permit the Convertible Note Exchange.”

     (b) Section 7.07(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(e) Make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Indebtedness permitted under Sections 7.03(b), 7.03(f), 7.03(j) and 7.03(l) (including any Indebtedness incurred in connection with a refinancing thereof pursuant to Section 7.03(k)) other than regularly scheduled payments of principal and interest on such Indebtedness, refinancings thereof permitted pursuant to Section 7.03(k) and prepayments of such Indebtedness with the proceeds of a substantially concurrent issuance of Qualified Equity Interests; provided, that, the Borrower may (x) repay the Convertible Notes on the terms set forth in Section 7.06(c) and may exchange the Convertible Notes in the Convertible Note Exchange, (y) repay the 2007 3-Year Convertible Notes on the terms set forth in Section 7.06(k) and (z) make Restricted Payments permitted by Section 7.06.”
     SECTION 1.07. Amendments to Section 7.17.
     (a) Section 7.17(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(b) Maximum Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio of the Borrower and its Consolidated Subsidiaries at any time during any period of four consecutive fiscal quarters to be greater than 2.50 to 1.0.”
     (b) Section 7.17(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(d) Liquidity. (i) During the RLL Maintenance Period and until such time as the Convertible Notes have been repaid or refinanced as permitted in this Agreement, permit the Liquidity of the Borrower and its Consolidated Subsidiaries to be less than $160 million and (ii) during the 2007 3-Year Convertible Notes Maintenance Period and until such time as the 2007 3-Year Convertible Notes have been repaid or refinanced as permitted in this Agreement, permit the Liquidity of the Borrower and its Consolidated Subsidiaries to be less than $40 million plus the aggregate principal amount of the 2007 3-Year Convertible Notes issued by the Borrower.”

     SECTION 1.08. Amendment to Section 10.06. Section 10.06(b)(iv) of the Credit Agreement is hereby amended by deleting the words “, if any, required as set forth on Schedule 10.06,” and replacing it with “of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment,”.
     SECTION 1.09. Amendment to Article X. A new Section 10.18 is hereby added immediately following Section 10.17 as follows:
“Section 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.”
     SECTION 1.10. Amendments to Schedules and Exhibits. (a) Schedule 10.06 to the Credit Agreement is hereby deleted in its entirety.
     (b) Exhibit L attached hereto is hereby added to the Credit Agreement as Exhibit L.
     SECTION 1.11. 2007 Convertible Note Transaction.
     (a) Notwithstanding anything in the Amended Agreement or the other Loan Documents to the contrary, the transactions contemplated by the Call Options, the Warrants and the 2007 Convertible Notes, each as entered into on a substantially concurrent basis, and the performance by the Borrower of its obligations under any such Call Options, Warrants or 2007 Convertible Notes (including, without limitation, any obligation of Borrower pursuant to any conversion, exercise, or termination of, or any payment or delivery pursuant to the terms of such Call Options, Warrants or 2007 Convertible Notes) shall be permitted; provided, however, that any payments in cash (other than interest, customary liquidated damages and customary additional amounts payable under the 2007 Convertible Note Indenture or any registration rights agreement relating to the 2007 Convertible Notes that do not constitute principal, net share settlement payments or other similar amounts) by Borrower shall be permitted only to the extent that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) either (x) after giving pro forma effect to any such cash payment, the Consolidated Total Leverage Ratio is less than 3.50 to 1.00 or (y) after giving effect to such cash payment, the Borrower has Liquidity of at least $40 million; and provided, further, that any payment or delivery obligations of the Borrower to the applicable financial institution pursuant to the terms of any Warrant(s) may be netted against the substantially concurrent payment or delivery obligations deliverable to the Borrower from such financial institution pursuant to the terms of any Call Option(s); provided, further, that, any cash payment of a net share settlement to any holder of the 2007 Convertible Notes in excess of the face amount of the applicable note is only permitted to the extent that a Restricted Payment would be permitted pursuant to Section 7.06(d)(x) or (y) of the Amended Agreement.

     (b) In furtherance and not in limitation of the foregoing, and notwithstanding any provisions of the Amended Agreement and the Collateral Documents to the contrary, for the purpose of permitting the Borrower to execute and deliver, and exercise its rights and perform its obligations under, the Call Options and the Warrants without any lien or encumbrance of the Lenders, under the Security Agreement or otherwise, attaching to the rights of the Borrower under the Call Options or the Warrants, the Required Lenders hereby (i) release any and all such liens and encumbrances that may arise in respect of the Borrower’s rights under such documents pursuant to the Loan Documents, (ii) waive (1) the requirements under Section 6.12 of the Amended Agreement and comparable provisions of the other Loan Documents for the Borrower otherwise to pledge its rights under the Call Options and the Warrants and (2) the limitations on restricted actions contained in Section 7.10 of the Amended Agreement and (iii) agree that the entry into and performance by the Borrower of the Call Option and Warrant transactions in accordance with their terms and the terms of this Amendment will not conflict with the terms or violate the provisions of the Loan Documents.
     SECTION 1.12. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:
     (a) The representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof and on and as of the Third Amendment Effective Date (as defined below) with the same effect as though made on and as of the date hereof or the Third Amendment Effective Date, as the case may be, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except that for purposes of this Amendment, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Amendment is delivered.

     (b) On the date hereof and on the Third Amendment Effective Date, no Default or Event of Default has occurred and is continuing.
     (c) The execution, delivery and performance of this Amendment by the Borrower have been duly authorized by all requisite corporate or other organizational action.
     (d) This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
     (e) The execution, delivery and performance of this Amendment by the Borrower do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Borrower or the Borrower’s Affiliate is a party or affecting the Borrower or the properties of the Borrower or any of its subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Law.
     SECTION 1.13. Effectiveness. This Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “Third Amendment Effective Date”):
     (a) The Administrative Agent shall have received duly executed counterparts of (i) this Amendment which, when taken together, bear the authorized signatures of the Borrower and the Required Lenders and (ii) the Reaffirmation of Guaranty which, when taken together, bear the authorized signatures of each Subsidiary Guarantor and the Administrative Agent.
     (b) The representations and warranties set forth in Section 1.12 hereof shall be true and correct on and as of the Third Amendment Effective Date.
     (c) The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower pursuant to Section 1.15 of this Amendment.
     (d) The Lenders shall have received such other documents, legal opinions, instruments and certificates as they shall reasonably request and such other documents, legal opinions, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel. All corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Lenders and their counsel.

     SECTION 1.14. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     SECTION 1.15. Fees and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel.
     SECTION 1.16. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parities hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.
     SECTION 1.17. Credit Agreement. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendment. Except as expressly amended herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall include, from and after the Third Amendment Effective Date, the Amended Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

Borrower: INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation
By:	/s/ Maureen Bellantoni
	Name:	Maureen B. Bellantoni
	Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Vice President

BANK OF AMERICA, N.A., as Swing Line Lender, L/C Issuer and as a Lender
By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Vice President

CITIBANK, N.A., successor by merger to Citibank, FSB, as Syndication Agent and as a Lender
By:	/s/ Christopher D. Pannacciulli
	Name:	Christopher D. Pannacciulli
	Title:	Vice President

ROYAL BANK OF CANADA, as Co- Documentation Agent and as a Lender
By:	/s/ Gordon C. MacArthur
	Name:	Gordon C. MacArthur
	Title:	Authorized Signatory

JP MORGAN CHASE BANK, N.A., as Co- Documentation Agent and as a Lender
By:	/s/ Dawn B. Scocco
	Name:	Dawn B. Scocco
	Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS., as Co-Documentation Agent and as a Lender
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Vice President

CITIZENS BANK PA, as a Lender
By:	/s/ Mark W. Torie
	Name:	Mark W. Torie
	Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Jeffrey Wieser
	Name:	Jeffrey Wieser
	Title:	Managing Director

COMMERCE BANK, N.A., as a Lender
By:	/s/ Daniel R. Vereb
	Name:	Daniel R. Vereb
	Title:	Vice President

BROWN BROTHERS HARRIMAN & CO, as a Lender
By:	/s/ J. Edward Hall
	Name:	J. Edward Hall
	Title:	Managing Director

CIBC INC., as a Lender
By:	/s/ Caroline Adams
	Name:	Caroline Adams
	Title:	Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender
By:	/s/ James V. Balcom
	Name:	James B. Balcom
	Title:	Authorized Signatory

EXHIBIT L
Convertible Notes Preliminary Term Sheet

Issuer:	Integra LifeSciences Holdings (the “Company”)

Issuance type:	Senior Unsecured Convertible Notes

	Tranche A	Tranche B
Size:	$125MM plus $25 MM greenshoe	$125MM plus $25 MM greenshoe
Maturity:	3 years	5 years
Indicative Coupon:	2.75% — 3.25%	2.125% — 2.625%
Indicative Premium:	27.5% — 32.5%	22.5% — 27.5%
Call Feature:	NC-Life	NC-Life
Put Feature:	See Fundamental Change below	See Fundamental Change below

Guarantee:	Integra LifeSciences Corporation will guarantee the obligations of the Company under the Notes

Use of proceeds:	Repurchase shares of common stock concurrent with offering, enter into bond hedge and warrant transactions, refinance outstanding indebtedness, general corporate purposes

Payment period:	Semi-annually on [June 1] and [December 1], beginning on [December 1]

Rank:	Senior Unsecured

Anti-Dilution:	Conversion rate adjustment upon, among other things, certain distributions and dividends to common stockholders

Fundamental Change:	Par put option upon certain change of control events, including a majority ownership position by an individual or group, lack of continuing directors on the board, certain sales of all or substantially all assets, and a termination of trading

Events of Default:	Failure to pay principal, interest or conversion value of the notes; failure to provide notice of fundamental change; failure to observe certain other indenture covenants or warranties for 60 days after notice by trustee or holders; failure to make payment on other indebtedness; and certain events of bankruptcy, insolvency or reorganization

Conversion Rights:	Holders have the ability to convert the bonds if the stock price reaches a specified premium to the conversion price, if the bonds trade at a discount to the value of the underlying shares, at anytime [3 months] prior to maturity and upon certain corporate transactions

Conversion Settlement:	Upon conversion, the Company may deliver cash and shares or shares; per NASDAQ limitations, in no circumstance will the Company deliver shares in excess of 20% of shares outstanding without prior shareholder approval
Terms above are subject to change based on final pricing terms. This summary highlights selected information and does not contain all of the information you need to consider, which will be included in the indenture and corresponding description of notes.